UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

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CH2M HILL Companies, Ltd.
(Name of Registrant as Specified In Its Charter)

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CH2M HILL Companies, Ltd.

January 16, 2015

Dear Stockholder,

        You are cordially invited to attend a special meeting of stockholders of CH2M HILL Companies, Ltd., which will take place on Thursday, February 19, 2015, at our world headquarters in Englewood, Colorado, U.S.A.

        I am pleased to present the following proposals to our stockholders that the Board of Directors and I believe will allow us to strengthen CH2M HILL's financial position and to continue investing in our company and our people. These proposals, if approved, will provide the company with greater flexibility in raising additional capital and are intended to facilitate a third party minority investment in CH2M HILL's capital stock by one or more large sophisticated investors. In addition, the proposals will enhance the ability of current CH2M HILL stockholders to control key decisions regarding the future direction of CH2M HILL. These proposals are described in the accompanying proxy statement.

        As you may know, CH2M HILL is facing cash flow and liquidity constraints as the result of certain recent project losses and other adverse operating results, and management is taking specific action steps to address and improve our operational and financial performance. This includes an important restructuring program to reduce costs and improve margins, which requires significant short term funding. In response, our management and Board of Directors have been considering options for raising additional capital to invest in the business, fund the restructuring program, provide further liquidity to the internal market and for other corporate purposes. Over the course of these deliberations, our Board has determined that amending our Certificate of Incorporation is desirable to provide greater flexibility to achieve these goals, and is recommending these changes to our stockholders.

        At the special meeting, stockholders will be asked to approve certain amendments to CH2M HILL's Certificate of Incorporation to facilitate third party investments in CH2M HILL's capital stock and to make certain related changes, as more fully described in the accompanying proxy statement. The Board of Directors unanimously recommends a vote "FOR" each of the amendments to our Certificate of Incorporation.

        Further details of the amendments and the business to be conducted at the special meeting are in the formal notice of the special meeting of stockholders and the proxy statement that accompany this letter.

        Your vote is important. Whether or not you plan to attend the special meeting, it is important that your shares be represented and voted at the meeting. If you receive more than one set of proxy materials, you should vote your shares as described in each separate set of proxy materials you receive. I urge you to vote promptly and authorize your proxy instructions electronically through the internet, by telephone or by signing, dating and returning the proxy card enclosed with the proxy statement. Voting through the internet or by phone will eliminate the need to return your proxy card.

        On behalf of the Board of Directors, I would like to express our appreciation to our employee stockholders for the hard work and dedication to making CH2M HILL the best place to work and one of the most respected companies in the industry.

Sincerely,

Jacqueline C. Hinman President and Chief Executive Officer

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD FEBRUARY 19, 2015

CH2M HILL Companies, Ltd.
9191 South Jamaica Street
Englewood, CO 80112

9:00 a.m., February 19, 2015
CH2M HILL World Headquarters
9191 South Jamaica Street
Englewood, CO 80112

January 16, 2015

To our Stockholders:

        NOTICE IS HEREBY GIVEN that a special meeting of the stockholders of CH2M HILL Companies, Ltd., a Delaware corporation, will be held at CH2M HILL world headquarters, 9191 South Jamaica Street, Englewood, Colorado, U.S.A., on Thursday, February 19, 2015, at 9:00 a.m., Mountain Standard Time, for the following purposes:

  1.
  To approve an amendment to our Certificate of Incorporation to facilitate third party investments in CH2M HILL's common and preferred stock.

  2.
  To approve an amendment to our Certificate of Incorporation to strengthen certain defensive measures to protect the independence of CH2M HILL, along with certain ancillary amendments.

  3.
  To approve an amendment to our Certificate of Incorporation to designate the Delaware Chancery Court as the exclusive forum for certain legal actions.

  4.
  To transact such other business as may properly come before the meeting or any postponements or adjournments thereof.

        These items of business are more fully described in the proxy statement accompanying this notice, which is available at www.edocumentview.com/ch2m. Only stockholders of record owning shares of CH2M HILL's common stock at the close of business on January 8, 2015 will be entitled to vote at this meeting or at any postponements or adjournments thereof. You may vote your shares via the internet, by telephone or by proxy card.

        Your vote is very important.    Even if you plan to attend the special meeting, we urge you to mark, sign and date the enclosed proxy card and return it promptly, or transmit your vote via the internet or by telephone using the instructions provided on the proxy card. Your proxy is revocable at any time prior to its use and the giving of your proxy prior to the meeting will not affect your right to vote the shares you hold in your name if you decide to attend and vote at the meeting.

BY ORDER OF THE BOARD OF DIRECTORS,
Thomas M. McCoy Executive Vice President, General Counsel and Secretary

Important Notice Regarding the Availability of Proxy Materials
for the Special Meeting of Stockholders to be held on February 19, 2015:

The Notice of Meeting and Proxy Statement are available free of charge at: www.edocumentview.com/ch2m

PROXY STATEMENT
SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD FEBRUARY 19, 2015

CH2M HILL Companies, Ltd.
9191 South Jamaica Street
Englewood, Colorado 80112
January 16, 2015

CH2M HILL Companies, Ltd.

        This proxy statement is being furnished to you by our Board of Directors in connection with the solicitation of your proxy to be voted at a special meeting of stockholders of CH2M HILL to be held on Thursday, February 19, 2015, at 9:00 a.m., Mountain Standard Time, at 9191 South Jamaica Street, Englewood, CO 80112. This proxy statement and the accompanying materials are being delivered electronically or mailed to stockholders on or about January 16, 2015.

INFORMATION ABOUT THE PROPOSED AMENDMENTS

Why is CH2M HILL holding a special meeting of stockholders?

        The Board has called the special meeting to approve certain amendments to CH2M HILL's Certificate of Incorporation to facilitate third party investments in CH2M HILL's capital stock and to make certain related changes, as more fully described below. The amendments will give CH2M HILL greater flexibility in considering financing alternatives, which may include minority investments in CH2M HILL's capital stock by one or more large sophisticated investors. While CH2M HILL currently has no specific plans, proposals or arrangements to issue shares of its capital stock, the amendments will provide CH2M HILL with additional means to meet its liquidity needs in the future.

What are the proposed amendments to the Certificate of Incorporation?

        The amendments, as described more fully below, consist of the following:

  •
  Proposal 1—Facilitation of Third Party Equity Investments.  The amendment set forth in Proposal 1 will facilitate third party investments in CH2M HILL's common or preferred stock, including preferred stock convertible into common stock. In order to permit third party investors to purchase preferred stock that is convertible into common stock or to purchase common stock directly from CH2M HILL, the Board is seeking to eliminate the prohibition on the issuance of common stock, directly or indirectly, to persons other than employees, directors, consultants or employee benefit trusts without the consent of CH2M HILL stockholders, and to permit such third party investors to transfer CH2M HILL common stock, subject to any contractual limitations.

  •
  Proposal 2—Defensive Measures to Protect Independence and Ancillary Amendments.  The amendments set forth in Proposal 2 will strengthen certain defensive measures to protect the independence of CH2M HILL in light of possible third party equity investments by limiting the ability of third parties and non-employee stockholders to amend our Bylaws and by enhancing existing provisions in our Certificate of Incorporation providing for employee control of the Board of Directors. In particular, the amendments would impose a higher threshold than is currently applicable in the event any third party or non-employee stockholders sought to amend the Bylaws by a vote of the stockholders. In addition, Proposal 2 includes the approval of certain ancillary amendments and amendments to provisions in our Certificate of Incorporation that are out-of-date, obsolete or inoperative.

  •
  Proposal 3—Selection of Delaware as Exclusive Forum for Certain Legal Actions.  The amendment set forth in Proposal 3 will provide that the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for certain legal actions, including many actions that a potential third party investor would bring against CH2M HILL or its officers and directors. In the event CH2M HILL becomes subject to certain litigation, the amendment is intended to avoid subjecting CH2M HILL to multiple lawsuits in multiple jurisdictions on matters relating to the corporate law of Delaware, our state of incorporation. The ability to require such actions to be brought in a single forum provides numerous benefits to CH2M HILL and our stockholders, particularly in light of a potential third party investment in our capital stock.

What are the differences between common stock and preferred stock?

        Common stock and preferred stock both represent ownership interests in a company. Holders of common stock generally vote for directors and on other matters before the stockholders and are entitled to one vote per share. All of CH2M HILL's outstanding capital stock is in the form of common stock.

        Preferred stock, as the name suggests, typically entitles the holders to certain preferences and rights, such as rights to dividends and payments upon a sale or liquidation of a company before any payments to the common stockholders. Preferred stock also frequently carries voting rights, the right to elect certain directors and conversion rights into a company's common stock.

        Holders of preferred stock frequently enter into investor rights agreements with the issuing company, which are highly negotiated and may provide preferred stockholders with certain information and inspection rights, pre-emptive rights (that is, the right to purchase shares in any future offerings) and rights to force the redemption of the preferred stock. These agreements may also give the preferred stockholders the right, after a certain period of time, to require the issuing company to register the common stock into which their preferred stock may be convertible. Companies issuing preferred stock also may have the right to redeem or repurchase the preferred stock after a certain period of time. CH2M HILL anticipates seeking the right to repurchase any preferred stock that it may issue, although there can be no guarantee that we will be successful in securing such a right.

Why would CH2M HILL elect to raise capital?

        As disclosed in our public filings, CH2M HILL has experienced project losses and other adverse operating results in recent periods, and in response has undergone a restructuring process that will require significant short term funding. This combination of events has constrained our cash flow and liquidity and reduced the capacity under our current credit facility available for repurchasing our common stock. In light of the foregoing, CH2M HILL restricted its participation in the CH2M HILL internal market during the September 2014 and December 2014 trade dates, and we expect that the amounts CH2M HILL will be able to spend to clear sell orders on the trade dates in 2015 will continue to be restricted. As discussed more fully herein, our management and the Board have been implementing action steps to improve our operating results and are considering options to raise capital for use in the internal market and for general corporate purposes.

Do the amendments mean CH2M HILL is "going public"?

        No. CH2M HILL has no current intention of selling a controlling stake to a third party or listing its shares for trading. The proposed amendments are intended to facilitate a minority investment in CH2M HILL's capital stock by one or more large sophisticated investors and to make certain related changes.

Is CH2M HILL currently considering any specific capital raising proposals or arrangements?

        While we are currently exploring the possibility of a capital raising transaction which could include the issuance of preferred stock which may be convertible into our common stock, as of the date of this proxy statement, CH2M HILL is not involved in discussions with potential investors, although such discussions could begin at any time.

How does the Board of Directors recommend I vote?

        The Board of Directors unanimously recommends a vote "FOR" each of the amendments to our Certificate of Incorporation set forth in Proposals 1–3.

GENERAL INFORMATION ABOUT THE SPECIAL MEETING

Who can attend the meeting?

        All stockholders of record as of January 8, 2015 or their duly appointed proxies may attend the meeting.

Who is entitled to vote?

        You are entitled to vote if our records show that you held your shares of CH2M HILL common stock at the close of business on January 8, 2015. This date is known as the "record date" for determining who receives notice of the special meeting and who is entitled to vote. Each outstanding share entitles its holder to cast one vote on each matter upon which to be voted.

What constitutes a quorum?

        A majority of the shares entitled to vote, present in person or represented by proxy, constitutes a quorum at the special meeting. As of the record date, 27,512,004 shares of CH2M HILL's common stock were outstanding. Proxies received but marked as abstentions will be included in the calculation of the number of shares considered to be present at the meeting for purposes of determining a quorum.

How do I vote?

        If you are a holder of record of CH2M HILL shares of common stock as of January 8, 2015, you can vote in one of four ways:

  1.
  Vote by internet—follow the instructions on the Internet at www.envisionreports.com/ch2m.

  2.
  Vote by phone—call 1 (800) 652-8683 (in the U.S., U.S. territories and Canada) or (781) 575-2300 (outside the U.S., U.S. territories and Canada).

  3.
  Vote by proxy card—if you have requested and received a paper copy of the proxy materials, you can mark, sign, date and return the paper proxy card enclosed with the proxy materials in accordance with the instructions set forth on the paper proxy card; please note that if you vote through the internet or by phone, you do not need to return your proxy card.

  4.
  Vote in person—if you attend the special meeting, you may deliver your completed proxy card in person or vote in person by completing the ballot form that will be provided.

Why did I receive more than one set of proxy materials?

        You may receive multiple sets of proxy materials if you hold your CH2M HILL shares in multiple ways, such as directly as a holder of record and indirectly through the CH2M HILL Retirement and Tax Deferred Savings Plan.

        If you hold your CH2M HILL shares in multiple ways, you should vote your shares as described in each separate set of proxy materials you receive.

Can I change my vote or revoke my proxy?

        Yes. Even after you have submitted your proxy, you may change your vote at any time before the proxy is exercised by filing with the Corporate Secretary of CH2M HILL at 9191 South Jamaica Street, Englewood, CO 80112 either a notice of revocation or a duly executed proxy bearing a later date as long as it is received by February 19, 2015 at 9:00 a.m., Mountain Standard Time. Your proxy also will be revoked if you attend the meeting in person and so request, although attendance at the meeting will not by itself revoke a previously granted proxy.

How do I vote my 401(k) Plan shares?

        If you participate in the CH2M HILL Retirement and Tax-Deferred Savings Plan, you have the right, if you choose, to instruct the trustee of the Plan how to vote the shares of common stock credited to your Plan account as well as a pro-rata portion of common stock credited to the accounts of other Plan participants and beneficiaries for which no instructions are received. Your instructions to the trustee of the Plan should be made by voting as discussed above. The trustee of the Plan will vote your shares in accordance with your duly executed instructions which must be received by the trustee no later than 11:59 p.m., Eastern Standard Time, on February 15, 2015. If you do not send instructions regarding the voting of common stock credited to your Plan account, such shares shall be voted pro rata according to the voting instruction of other Plan participants. You may also revoke previously given instructions by filing with the trustee of the Plan no later than 11:59 p.m., Eastern Standard Time, on February 15, 2015 either written notice of revocation or a properly completed and signed voting instruction bearing a date later than the date of the prior instructions.

How will my proxy be voted?

        The persons named as proxy holder on the proxy card will vote in accordance with your instructions or, if none are provided, "FOR" each of the proposed amendments to CH2M HILL's Certificate of Incorporation set forth in Proposals 1–3. With respect to any other matter that properly comes before the meeting, the proxy holders will vote as recommended by the Board of Directors or, if no recommendation is given, in their own discretion. All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes and abstentions.

How many votes are required for each proposal?

        To be approved, each of the proposed amendments to CH2M HILL's Certificate of Incorporation set forth in Proposals 1–3 requires the affirmative vote of a majority of CH2M HILL's issued and outstanding common stock as of the record date.

How are abstentions treated?

        A properly executed proxy marked "ABSTAIN" with respect to any matter will not be voted on that matter, although it will be counted for purposes of determining whether there is a quorum. Each of the proposed amendments to CH2M HILL's Certificate of Incorporation requires the affirmative vote of a majority of the outstanding shares of our common stock. Accordingly, abstentions will have the effect of votes against the proposals.

How will proxies be solicited?

        Proxies are being solicited by the Board on behalf of CH2M HILL. Proxies may be solicited by officers, directors and employees of CH2M HILL, none of whom will receive any additional compensation for their services. These solicitations may be made personally or by mail, facsimile, telephone, email or the internet. The cost of solicitation of the proxies will be paid by CH2M HILL. CH2M HILL has no plans to retain any firms or otherwise incur any extraordinary expense in connection with the solicitation.

Do stockholders have dissenters' or appraisal rights?

        Stockholders do not have dissenters' or appraisal rights as a result of the proposed amendments to CH2M HILL's Certificate of Incorporation set forth in Proposals 1–3.

THE PROPOSALS

        This section discusses Proposals 1–3, including the background of the Proposals.

Background

        CH2M HILL Companies, Ltd. has a long history as an employee-controlled professional engineering services firm. Our capital stock is only available to certain active and former employees, directors, eligible consultants and benefit plans and, at the discretion of our Board of Directors, third parties. While CH2M HILL maintains an internal market, our stock is not listed for trading or otherwise tradable by the general public.

The Internal Market

        In order to provide liquidity for our stockholders, CH2M HILL maintains an internal market that enables eligible participants to offer to sell or purchase shares of our common stock on predetermined trade days, which usually occur quarterly. The internal market functions differently than most public securities markets, where actual market trading activity determines the trading price of the securities. On the internal market, the stock price is determined by our Board of Directors based on their judgment of fair value. Our stockholders then make independent decisions to submit buy orders and sell orders for each trade date, which generally does not result in a "balanced market" because the number of buy orders and sell orders are unequal. The internal market rules permit CH2M HILL to elect to purchase shares if the internal market is "under-subscribed" for a particular trade date, meaning that there are more sell orders than buy orders. Since the inception of the internal market in 2000, the internal market has been under-subscribed on all trade dates but one.

        CH2M HILL may, but is not obligated to, purchase shares of common stock on the internal market on any trade date. The decision whether or not CH2M HILL will purchase shares in the internal market is solely within the discretion of our management and Board of Directors, which consider a variety of factors in light of prevailing circumstances at that time, including our financial condition and results of operations, our available cash and capital resources, expected current and future needs for cash to fund our operations, anticipated contingencies and other factors. If the internal market is "under-subscribed" and we decide not to participate in the internal market or to participate only to a limited extent, stockholders' sell orders will be subject to "proration" or allocation, meaning that some or all of the stockholders will be unable to sell all of the shares they were seeking to sell on the trade date, as more fully described in our public filings.

Recent Adverse Operating Results and Proration of Internal Market

        As disclosed in our public filings, CH2M HILL has experienced project losses and other adverse operating results in recent periods, which have constrained our cash flow and liquidity. In connection with the scheduled trade date in September 2014, our management and Board of Directors evaluated the most prudent course of action in light of our reduced liquidity and potential operating challenges. As a result of these factors, CH2M HILL allocated $10.7 million towards purchasing shares on the September 2014 trade date (in addition to $9.3 million of legally required repurchases of shares held in benefit plan accounts), which was less than the amount necessary to purchase all of the shares offered on the internal market, and stockholders were subject to a 489-share cap on the number of shares they could sell. For the December 2014 trade date, CH2M HILL allocated $6.3 million towards purchasing shares (in addition to legally required repurchases), and stockholders were subject to a 235-share cap on the number of shares they could sell.

        We expect that the amounts CH2M HILL will be able to spend to clear sell orders on the trade dates that are currently expected to occur in 2015 will continue to be restricted. Among other factors, CH2M HILL's principal revolving credit facility includes a limitation on the amount CH2M HILL may spend to repurchase its common stock. Together with prudent management of CH2M HILL's resources for operating cash needs, our management and Board of Directors anticipate that the internal market will only partially clear, and some sell orders will be only partially filled, on such trade dates. As discussed more fully below, our management and the Board have been considering options for improving operating results and raising capital for use in the internal market and for general corporate purposes.

Responses to Recent Adverse Events

        CH2M HILL's management has undertaken an initiative designed to help CH2M HILL reduce costs and achieve important business objectives, including enhancing client service, improving efficiency, reducing risk, creating more opportunity for profitable growth and maximizing value for stockholders. CH2M HILL began to implement these activities in the third quarter of 2014, including the rationalization of certain lines of business and voluntary and involuntary employee terminations. During the quarter ended September 30, 2014, CH2M HILL incurred $3.1 million for restructuring activities related primarily to severance costs. CH2M HILL incurred additional restructuring expenses in the fourth quarter of 2014 and we expect restructuring activities to continue and to incur additional material restructuring costs into 2015. We anticipate the restructuring activities will have an aggregate cost of approximately $120 million and will eventually result in annualized cost savings of $100 to $120 million, although such cost savings may not materialize when expected or at all.

        Because of the uncertainty regarding the results of the foregoing initiative and the immediate costs of the restructuring activities, our Board of Directors is contemplating raising capital through a third party investment in CH2M HILL's capital stock. After discussions with management and a financial advisory firm and consideration of various alternatives, the Board has determined to pursue certain amendments to the Certificate of Incorporation which would facilitate third party investments in CH2M HILL's capital stock and certain related amendments, as described more fully below.

Consideration of Capital Raising Transaction

        We are currently exploring the possibility of a capital raising transaction which could include the issuance to a minority investor of preferred stock which may be convertible into our common stock. CH2M HILL has retained a financial advisory firm to assist in considering and pursuing capital raising alternatives, but no definitive determinations or plans have been made in regard to any capital raising transaction and CH2M HILL is not involved in discussions with potential investors, although such discussions could begin at any time. Accordingly, as of the date of this proxy statement, CH2M HILL has no definitive capital raising transaction in place, and no specific plans, proposals or arrangements to issue shares of its capital stock. However, in the event that CH2M HILL enters into a capital raising transaction, CH2M HILL may issue shares of its common or preferred stock, including preferred stock convertible into shares of common stock. No assurances can be made that we will be able to obtain such financing on terms favorable to us, if at all.

Approval of Charter Amendments and Recommendation of the Board

        On November 14, 2014, our Board of Directors unanimously approved, declared advisable and is recommending that the stockholders vote in favor of each of the amendments to our Certificate of Incorporation set forth in Proposals 1–3, and the reasons therefor are described below under "Proposal 1—Facilitation of Third Party Equity Investments," "Proposal 2—Defensive Measures to Protect Independence and Ancillary Amendments" and "Proposal 3—Selection of Delaware as Exclusive Forum for Certain Legal Actions."

PROPOSAL 1—FACILITATION OF THIRD PARTY EQUITY INVESTMENTS

        The Board has unanimously approved, declared advisable and is recommending that the stockholders vote in favor of an amendment to our Certificate of Incorporation to facilitate third party investments in CH2M HILL's common or preferred stock, including preferred stock convertible into common stock. Since stockholder approval of amendments to our Certificate of Incorporation in 2011, the Board has had the authority to issue preferred stock without additional stockholder approval, but after consideration of alternatives and discussions with management and a financial advisory firm, the Board has concluded that it is advisable to clarify and expand upon the provisions relating to the issuance of preferred stock that is convertible into common stock. Convertible preferred stock may be an attractive source of capital for CH2M HILL. In order to permit third party investors to purchase preferred stock that is convertible into common stock or to purchase common stock directly from CH2M HILL, the Board determined to seek a charter amendment to eliminate the restrictions on issuances of common stock, directly or indirectly, to persons other than employees, directors, consultants or employee benefit trusts without the consent of CH2M HILL stockholders, and to permit such third party investors to transfer CH2M HILL common stock without restriction by the Certificate of Incorporation. We would expect that restrictions on the transfer of the preferred stock will be contained in the documents entered into with the third party investor following negotiations.

        If approved by the requisite vote of the stockholders, the current Certificate of Incorporation will be amended as set forth in Section 4.3 in the Restated Certificate of Incorporation attached hereto as Exhibit A. Stockholders are urged to carefully read Exhibit A.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE "FOR" PROPOSAL 1.

        Section 4.3.1 of the current Certificate of Incorporation prohibits CH2M HILL from selling, assigning, pledging, transferring or otherwise disposing of or encumbering any of its common stock, directly or indirectly (including through an employee benefit trust), to any person other than an employee or director of, or consultant to, or an employee benefit trust of, CH2M HILL or any of its affiliates, unless (i) approved by the Board and the holders of a majority of shares entitled to vote thereon and represented at a meeting of stockholders, or (ii) as otherwise provided in Article 4 of the Certificate of Incorporation. The amendment would remove Section 4.3.1 from the Certificate of Incorporation, permitting the Board to authorize the issuance of common stock and preferred stock convertible into common stock without stockholder approval.

        A similar amendment to Section 4.3.2 of the Certificate of Incorporation maintains restrictions on transfer of common stock by employees, directors, consultants, employee benefit plans and employee benefit trusts (and former employees, directors and consultants), but eliminates that restriction for third parties. Thus, Section 4.3.2 will continue to restrict transfers of common stock by employees, directors, consultants and employee benefit plans or trusts, otherwise than in the CH2M HILL internal market, as provided in CH2M HILL's Bylaws or with the prior written approval of CH2M HILL.

Reasons For and Effects of the Amendment

        As discussed above under "The Proposals—Background," CH2M HILL has experienced project losses and other adverse operating results in recent periods, which has constrained our cash flow and liquidity. The Board, after consideration of alternatives and discussions with management and a financial advisory firm, has determined to pursue certain amendments to the Certificate of Incorporation which would facilitate third party investments in CH2M HILL's capital stock, including the elimination of restrictions on the issuance of common stock, directly or indirectly, to third parties, and the transfer of such stock by third parties. The amendment will eliminate the necessity of seeking stockholder approval for any third party equity investment and provide the Board with the authority to implement such an investment, consistent with the Restated Certificate of Incorporation. This is the typical approach of widely held Delaware corporations and will permit the Board to implement a third party investment in an orderly, timely manner. The amendment will also permit third party investors to transfer shares without the uncertainty of future CH2M HILL approval, other than negotiated contractual restrictions, increasing the appeal of investing in CH2M HILL's capital stock.

        The amendment would permit the Board to issue shares of CH2M HILL's capital stock without additional stockholder approval, which could dilute the economic interest and voting power of CH2M HILL's current stockholders. The Board and management currently anticipate seeking a minority investment in CH2M HILL by one or more large sophisticated investors. However, any third party investor could seek to influence the policy decisions of CH2M HILL, including seeking a sale of CH2M HILL or the listing of CH2M HILL common stock on a national securities exchange. The elimination of transfer restrictions would also permit third parties to transfer shares freely to others (subject to any contractual limitations) who could have such intentions.

Other Matters

        A vote in favor of the amendment to facilitate third party investments described above will also be deemed to constitute approval of the filing of the Restated Certificate of Incorporation enacting the amendment. If Proposal 1 is approved by the requisite vote of stockholders, it is expected that CH2M HILL will promptly file the Restated Certificate of Incorporation, which will include the amendment described above (and the amendments set forth in Proposals 2 and 3, if also adopted by stockholders) with the Delaware Secretary of State. The amendment will be effective on filing. The approval of Proposal 1 is not conditioned on the approval of the other proposed amendments.

        At any time prior to the effectiveness of the filing of the Restated Certificate of Incorporation with the Delaware Secretary of State, the Board of Directors may abandon the proposed amendment to the Certificate of Incorporation without further action by the stockholders, notwithstanding authorization of the proposed amendment by the stockholders, although the Board of Directors has no current intention to abandon the amendment if so approved. CH2M HILL does not believe that its financial statements and financial information are material for the exercise of prudent judgment with respect to the decision whether to vote for adoption of the amendment to facilitate third party equity investments described above. No director or executive officer of CH2M HILL has an interest in Proposal 1, other than interests arising from ownership of CH2M HILL common stock.

        After due consideration, the Board has concluded that it is in the best interests of CH2M HILL's stockholders to adopt the amendment to facilitate third party equity investments described above.

PROPOSAL 2—DEFENSIVE MEASURES TO PROTECT INDEPENDENCE AND ANCILLARY AMENDMENTS

        The Board has unanimously approved, declared advisable and is recommending that the stockholders vote in favor of amendments to CH2M HILL's Certificate of Incorporation to strengthen certain defensive measures to protect the independence of CH2M HILL. In particular, the amendments would impose a sixty six and two thirds percent (66 2/3%) stockholder approval requirement in the event of a stockholder proposal to amend the Bylaws. The amendments would also enhance the requirement that employees constitute a majority of the Board at all times. In addition, Proposal 2 includes the approval of certain ancillary amendments and amendments to provisions in our Certificate of Incorporation that are out-of-date, obsolete or inoperative.

        If approved by the requisite vote of the stockholders, the current Certificate of Incorporation will be amended as set forth in the Restated Certificate of Incorporation attached hereto as Exhibit A, with the exceptions of the amendments to Section 4.3 and Article 8, which are the subject of Proposals 1 and 3, respectively. Stockholders are urged to carefully read Exhibit A.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE "FOR" PROPOSAL 2.

        Section 109(a) of the Delaware General Corporation Law grants to CH2M HILL's stockholders the power to adopt, amend or repeal the Bylaws of CH2M HILL, and such action by default requires the support of only a majority of stockholders voting on the matter. An amendment to Article 7 of the Certificate of Incorporation would require the affirmative vote of the holders of at least sixty six and two thirds percent (66 2/3%) of the total voting power of the outstanding shares of capital stock of CH2M HILL entitled to vote generally in the election of directors, voting together as a single class, to adopt, amend or repeal CH2M HILL's Bylaws. The power of the Board of Directors to adopt, amend and repeal the Bylaws currently set forth in Article 7 of the Certificate of Incorporation would remain unchanged.

        Section 5.3 of our Certificate of Incorporation requires that employees constitute a majority of the Board. An amendment to Section 5.3 would elaborate upon this requirement, providing that in making nominations, filling vacancies and setting the number of directors, the Board would ensure that employees continue to constitute a majority of CH2M HILL's directors. Also, the term of any employee director would automatically terminate upon such director's retirement, resignation or termination, further ensuring that current employees constitute a majority of the Board.

        The ancillary amendments will update and amend the following provisions in the current Certificate of Incorporation:

  •
  Section 4.2.1 currently provides that CH2M HILL's common stock is subject to the rights, privileges, preferences and priorities set forth in the Certificate of Incorporation, which includes (without specifying) all rights, privileges, preferences and priorities of any series of preferred stock. A non-substantive amendment to Section 4.2.1 specifies that the common stock is subject to the rights, privileges, preferences and priorities of any series of preferred stock. Section 4.2.3 similarly adds a non-substantive reference to the preferences of preferred stock in the context of any dissolution, liquidation or winding up of CH2M HILL.

  •
  The first sentence of Section 4.2.4 is a non-substantive stylistic change, designating persons who purportedly hold or acquire shares of common stock in violation of the Certificate of Incorporation, Bylaws or certain other documents as "persons" rather than "stockholders."

  •
  A new sentence has been added to Section 4.2.4, providing that the holders of common stock shall not have cumulative voting rights, which is already the case for holders of common stock by default pursuant to Section 214 of the Delaware General Corporation Law and is clarified by the amendment.

  •
  Section 4.4 includes a handful of non-substantive stylistic changes regarding the ability of the Board to authorize preferred stock.

  •
  Section 4.5 provides that no stockholder shall have preemptive rights, except as provided by contract, which is a non-substantive amendment reflecting current Delaware law applicable to CH2M HILL.

  •
  The last sentence of Section 5.4.1, which provided the effective time for the transition to a classified Board of Directors, has been removed as no longer applicable or relevant.

  •
  Section 5.4.2 is revised to provide the Board greater discretion in filling director vacancies more in line with widely held Delaware corporations. In particular, the Board may appoint directors to stand until election of the class of directors to which the director is appointed and is not limited in the individuals the Board may consider.

  •
  A non-substantive clause has been added to Section 5.6.1 clarifying that the right of holders of preferred stock to appoint directors is subject to the requirement in Section 5.3 that the Board consist of a majority of employees of CH2M HILL.

  •
  The indemnification provisions in Sections 6.2 and 6.3 have been expanded to officers, in addition to directors, which matches CH2M HILL's Bylaws and certain mandatory indemnification provisions set forth in Section 145 of the Delaware General Corporation Law.

Reasons For and Effects of the Amendments

        The amendments set forth above provide CH2M HILL with additional defensive tools to protect the independence of CH2M HILL in light of potential third party investments in CH2M HILL's common or preferred stock.

        The Bylaws of CH2M HILL contain many provisions protecting the independence of CH2M HILL, including the right of CH2M HILL to purchase stock upon the termination of a stockholder's affiliation with CH2M HILL and a right of first refusal in favor of CH2M HILL on transfers of common stock. In the event a third party makes an investment in our common stock or preferred stock, and such investor desires to acquire CH2M HILL or accumulate a significant amount of CH2M HILL's common stock without the Board's approval, the investor would likely seek an amendment to the Bylaws to permit such actions. With this in mind, the Board believes that it is prudent and in the best interest of stockholders to require the affirmative vote of a substantial majority of CH2M HILL's stockholders for any amendment to our Bylaws that is subject to stockholder approval. The Board is also committed to ensuring accountability by the Board to the stockholders and believes that a voting requirement of sixty six and two thirds percent (66 2/3%) of the total voting power of the outstanding shares of CH2M HILL's capital stock provides stockholders a meaningful ability to amend CH2M HILL's Bylaws while protecting the independence of CH2M HILL.

        The amendments to Section 5.3 provide specific instances in which the Board must act to ensure that employees continue to constitute a majority of CH2M HILL's directors, clarifying potential ambiguities, which the Board believes is prudent and in the best interest of stockholders in light of a potential third party investment in CH2M HILL's capital stock. As noted above, our Certificate of Incorporation already requires that employees constitute a majority of the Board.

        The ancillary amendments described above generally clarify provisions in the Certificate of Incorporation and remove uncertainty regarding application of such provisions, which the Board believes is prudent and in the best interest of stockholders in light of a potential third party investment in CH2M HILL's capital stock.

        The amendments may in certain circumstances make it more difficult or discourage a takeover of CH2M HILL and, as a result, may make removal of incumbent management more difficult. The amendments, however, are not the result of our knowledge of any specific effort to accumulate CH2M HILL stock or to obtain control of CH2M HILL by means of a merger, tender offer, solicitation or otherwise, and CH2M HILL is not in discussions or negotiations with respect to any pending offers which, if accepted, would result in a transaction involving a change of control of CH2M HILL.

Other Matters

        A vote in favor of the amendment to strengthen certain defensive measures to protect the independence of CH2M HILL and other amendments described above will also be deemed to constitute approval of the filing of the Restated Certificate of Incorporation enacting the amendments. If Proposal 2 is approved by the requisite vote of stockholders, it is expected that CH2M HILL will promptly file the Restated Certificate of Incorporation, which will include the amendments described above (and the amendments set forth in Proposals 1 and 3, if also adopted by stockholders) with the Delaware Secretary of State. The amendments will be effective on filing. The approval of Proposal 2 is not conditioned on the approval of the other proposed amendments.

        At any time prior to the effectiveness of the filing of the Restated Certificate of Incorporation with the Delaware Secretary of State, the Board of Directors may abandon the proposed amendments to the Certificate of Incorporation without further action by the stockholders, notwithstanding authorization of the proposed amendments by the stockholders, although the Board of Directors has no current intention to abandon the amendments if so approved. CH2M HILL does not believe that its financial statements and financial information are material for the exercise of prudent judgment with respect to the decision whether to vote for adoption of the amendments described above. No director or executive officer of CH2M HILL has an interest in Proposal 2, other than interests arising from ownership of CH2M HILL common stock and, in the case of the officers of CH2M HILL, the expansion of the indemnification provisions in Sections 6.2 and 6.3 to officers, although such expansion does not have substantive effect because the Bylaws and, in part, Delaware law already provide for such indemnification.

        After due consideration, the Board has concluded that it is in the best interests of CH2M HILL's stockholders to adopt the amendments to strengthen certain defensive measures to protect the independence of CH2M HILL and other amendments described above.

PROPOSAL 3—SELECTION OF DELAWARE AS EXCLUSIVE FORUM FOR CERTAIN LEGAL ACTIONS

        The Board has unanimously approved, declared advisable and is recommending that the stockholders vote in favor of an amendment to CH2M HILL's Certificate of Incorporation to provide that the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for certain legal actions, including many actions that a potential third party investor would bring against CH2M HILL or its officers and directors.

        If approved by the requisite vote of the stockholders, the current Certificate of Incorporation will be amended as set forth in Article 8 in the Restated Certificate of Incorporation attached hereto as Exhibit A. Stockholders are urged to carefully read Exhibit A.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE "FOR" PROPOSAL 3.

        The amendment would revise Article 8 of the Certificate of Incorporation to provide that, unless CH2M HILL consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of CH2M HILL, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of CH2M HILL to CH2M HILL or CH2M HILL's stockholders, (iii) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law, the Certificate of Incorporation or the Bylaws of CH2M HILL, or (iv) any action asserting a claim governed by the internal affairs doctrine. In addition, any person or entity purchasing or otherwise acquiring or holding any interest in shares of CH2M HILL's capital stock will be deemed to have notice of and consented to the provisions of Article 8.

Reasons For and Effects of the Amendment

        The amendment is intended to avoid subjecting CH2M HILL to multiple lawsuits in multiple jurisdictions on matters relating to the corporate law of Delaware, our state of incorporation. The ability to require such actions to be brought in a single forum provides numerous benefits to CH2M HILL and our stockholders, particularly in light of a potential third party investment in our capital stock.

        Specifically, CH2M HILL and its stockholders benefit from having disputes resolved by the Delaware Court of Chancery, which is widely regarded as the preeminent court for the determination of disputes involving a corporation's internal affairs in terms of precedent, experience and focus. The Delaware Chancery Court has experienced jurists who have a deep understanding of Delaware corporate law and the duties of directors and officers. Delaware's well-developed body of case law provides stockholders with more certainty about the outcome of intra-corporate disputes. By ensuring that intra-corporate disputes are heard in a Delaware court, CH2M HILL and its stockholders avoid costly and duplicative litigation, the risk that Delaware law would be misapplied by a court in another jurisdiction and the risk of inconsistent outcomes when two similar cases proceed in different courts. Lastly, Delaware offers a system of specialized Chancery Courts to deal with corporate law questions, with streamlined procedures and processes that help provide relatively quick decisions. This accelerated schedule can limit the time, cost and uncertainty of protracted litigation for all parties.

        Intra-corporate disputes have not traditionally been a significant concern for CH2M HILL because its stockholder base consists mostly of current and former employees, but with a possible issuance of CH2M HILL capital stock to third party investors and subsequent transfers by such investors, the Board believes that it is prudent and in the best interest of stockholders to take preventive measures before CH2M HILL and the interests of most of its stockholders are materially harmed by the increasing practice of the plaintiffs' bar to file claims in multiple jurisdictions. The amendment is not being taken in reaction to any specific litigation confronting CH2M HILL; rather, this action is being taken on a prospective basis to prevent potential future harm to CH2M HILL and its stockholders.

        Although exclusive jurisdiction provisions such as the one we are proposing are becoming increasingly common, and we know of no reason a court in another state would not be willing to enforce its terms, we cannot be sure that all state courts would enforce the provision and transfer any covered proceeding to the Delaware courts.

Other Matters

        A vote in favor of the amendment to designate the Court of Chancery of the State of Delaware as the sole and exclusive forum for certain legal actions as described above will also be deemed to constitute approval of the filing of the Restated Certificate of Incorporation enacting the amendment. If Proposal 3 is approved by the requisite vote of stockholders, it is expected that CH2M HILL will promptly file the Restated Certificate of Incorporation, which will include the amendment described above (and the amendments set forth in Proposals 1 and 2, if also adopted by stockholders) with the Delaware Secretary of State. The amendment will be effective on filing. The approval of Proposal 3 is not conditioned on the approval of the other proposed amendments.

        At any time prior to the effectiveness of the filing of the Restated Certificate of Incorporation with the Delaware Secretary of State, the Board of Directors may abandon the proposed amendment to the

Restated Certificate of Incorporation without further action by the stockholders, notwithstanding authorization of the proposed amendment by the stockholders, although the Board of Directors has no current intention to abandon the amendment if so approved. CH2M HILL does not believe that its financial statements and financial information are material for the exercise of prudent judgment with respect to the decision whether to vote for adoption of the amendment to designate the Court of Chancery of the State of Delaware as the sole and exclusive forum for certain legal actions as described above. No director or executive officer of CH2M HILL has an interest in Proposal 3, other than interests arising from ownership of CH2M HILL common stock and any benefit to the directors and executive officers in designating the Delaware Chancery Court as the exclusive forum for certain actions that may arise against the directors or executives officers of CH2M HILL.

        After due consideration, the Board has concluded that it is in the best interests of CH2M HILL's stockholders to adopt the amendment to designate the Court of Chancery of the State of Delaware as the sole and exclusive forum for certain legal actions as described above.

SECURITY OWNERSHIP OF CERTAIN STOCKHOLDERS

        The following table shows the number of shares of our common stock held by any person or group known to us as of January 8, 2015 to be the beneficial owner of more than 5% of our common stock.

Name and Address of Stockholder	Number of Shares Held		Percent of Class
Trustees of the CH2M HILL Retirement and Tax-Deferred Savings Plan 9191 South Jamaica Street Englewood, CO 80112	15,711,376	(1)	57.1%
Trustee of the CH2M HILL Amended and Restated Deferred Compensation Plan 9191 South Jamaica Street Englewood, CO 80112	1,545,098	(2)	5.6%

(1)
Common shares are held of record by the Trustees for the accounts of participants in the Retirement and Tax-Deferred Savings Plan and will be voted in accordance with instructions received from participants. Shares as to which no instructions are received will be voted pro rata in accordance with the voting instructions submitted by all other plan participants.

(2)
Common shares are held of record by the Trustee for the accounts of participants in the CH2M HILL Companies, Ltd. Amended and Restated Deferred Compensation Plan and will be voted as directed by CH2M HILL as the owner of the assets of the trust.

Security Ownership of Directors and Executive Officers

        The following table sets forth information as of January 8, 2015 as to the beneficial ownership of our equity securities by (a) each director of CH2M HILL, (b) each "named executive officer" of CH2M HILL and (c) all of our current directors and executive officers as a group. None of the individuals listed below beneficially owned more than 1% of the outstanding shares of CH2M HILL, except for Lee A. McIntire who beneficially owned approximately 1.3% of the outstanding shares of CH2M HILL. As a group, all of our current directors and executive officers beneficially owned approximately 2.2% of the outstanding shares of CH2M HILL, including stock options exercisable within 60 days of January 8, 2015.

Name of Beneficial Owner	Common Stock Held Directly(1)	Common Stock Held Indirectly(2)	Stock Options Exercisable Within 60 Days	Total Beneficial Ownership
J. Robert Berra	3,953	416	1,878	6,247
Malcolm Brinded	14,755	—	—	14,755
Mark A. Fallon	19,764	3,092	8,919	31,775
Jerry D. Geist	34,265	—	—	34,265
Jacqueline C. Hinman	52,269	10,858	40,779	103,906
Charles O. Holliday, Jr.	12,902	—	—	12,902
Gregory T. McIntyre	44,180	66,396	8,078	118,654
Georgia R. Nelson	9,363	—	—	9,363
Elisa M. Speranza	26,048	10,354	7,099	43,501
Michael A. Szomjassy	51,328	8,695	13,761	73,784
Barry L. Williams	30,185	—	—	30,185
Michael A. Lucki(3)	—	2,077	—	2,077
Lee A. McIntire(3)	299,689	16,842	36,742	353,273
Michael E. McKelvy(3)	132	5,846	—	5,978
Gregory S. Nixon(3)	—	218	—	218
All current directors and executive officers as a group (16 people)	355,611	121,063	117,542	594,216

(1)
Includes restricted stock held by directors and executive officers over which they maintain sole voting power but no investment power.

(2)
Includes common stock held through the CH2M HILL Retirement and Tax-Deferred Savings Plan trust and the CH2M HILL Deferred Compensation Plan trust.

(3)
Pursuant to the rules and regulations of the Securities and Exchange Commission, CH2M HILL must disclose the ownership of all persons designated as "named executive officers" in the proxy statement for CH2M HILL's 2014 annual meeting, including Messrs. Lucki, McIntire, McKelvy and Nixon. Each of Messrs. Lucki, McIntire, McKelvy and Nixon resigned from CH2M HILL during 2014.

OTHER BUSINESS

        In addition to the proposals described above, stockholders may be asked to transact other business that may properly come before the special meeting and any postponements or adjournments. Management knows of no other matters to be brought before the special meeting. If any other matters are properly introduced at the meeting for consideration, including, among other things, consideration of a motion to adjourn the meeting to another time or place, the individuals named on the proxy card will have discretion to vote in accordance with their best judgment, unless otherwise restricted by law.

ADDITIONAL INFORMATION

Advance Notice Procedures

        Under CH2M HILL's Bylaws, no business (including nominations for director) may be brought before an annual meeting by a stockholder unless written notice is delivered to CH2M HILL's Secretary (containing certain information specified in the Bylaws about the stockholder and the proposed action) not less than 90 nor more than 120 days prior to the first anniversary of the preceding year's annual meeting—that is, with respect to the 2015 annual meeting, between January 12, 2015 and February 11, 2015. However, if the 2015 annual meeting is to be held on a date that is more than 30 days before or more than 70 days after May 12, 2015 (the first anniversary of the 2014 annual meeting), then such notice must be received not earlier than the 120th day and not later than the later of the 90th day prior to the date of the 2015 annual meeting or the 10th day following the day on which public announcement of the date of the 2015 annual meeting is first made by CH2M HILL.

        If a stockholder wishing to bring such a proposal does not provide notice of the proposal to the Corporate Secretary within the time period specified in our Bylaws, the chairman of the meeting shall have the power to declare that the proposed business will not be transacted at the 2015 annual meeting. These requirements are separate from the Securities and Exchange Commission's requirements that a stockholder must meet in order to have a stockholder proposal included in our proxy statement. Any notices should be sent to Thomas M. McCoy, Executive Vice President, General Counsel and Secretary, CH2M HILL Companies, Ltd., 9191 South Jamaica Street, Englewood, Colorado 80112.

Submission of Stockholder Proposals for the 2015 Annual Meeting

        Stockholders interested in submitting a Rule 14a-8 proposal for inclusion in the proxy materials for the annual meeting of stockholders in 2015 may do so by following the procedures prescribed in Rule 14a-8, under the Securities Exchange Act of 1934, as amended. To be eligible for inclusion, stockholder proposals must have been received by CH2M HILL's Secretary no later than November 21, 2014. Any proposals should have been sent to Thomas M. McCoy, Executive Vice President, General Counsel and Secretary, CH2M HILL Companies, Ltd., 9191 South Jamaica Street, Englewood, Colorado 80112.

Financial and Other Information

        We will furnish you or any stockholder as of the record date without charge a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, including the financial statements and the schedules thereto, upon written or oral request, and will provide copies of the exhibits to any such documents upon payment of a reasonable fee that will not exceed our reasonable expenses incurred in connection therewith. Requests for such materials should be directed to Thomas M. McCoy, Executive Vice President, General Counsel and Secretary, CH2M HILL Companies, Ltd., 9191 South Jamaica Street, Englewood, Colorado 80112, Telephone (202) 393-2426. You can also obtain a copy of our Annual Report on Form 10-K and other periodic filings at the CH2M HILL website or from the SEC's database at www.sec.gov.

EXHIBIT A

        The Certificate of Incorporation will be amended and restated in the form below. Deletions are shown with a strike-through; additions are underlined:

RESTATED CERTIFICATE OF INCORPORATION
OF
CH2M HILL COMPANIES, LTD.

Article 1.    NAME

        The name of this corporation is CH2M HILL Companies, Ltd.

Article 2.    REGISTERED OFFICE AND AGENT

        The address of this Corporation's registered office in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle, State of Delaware 19801, and the name of this Corporation's registered agent at such address is The Corporation Trust Company.

Article 3.    PURPOSE AND POWERS

        The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law. The Corporation shall have all power necessary or convenient to the conduct, promotion or attainment of such acts and activities.

Article 4.    CAPITAL STOCK AND ISSUANCE OF SECURITIES

  4.1.    Authorized Shares

        The total number of shares of all classes of stock that the Corporation shall have the authority to issue is 150,000,000 of which 100,000,000 of such shares shall be Common Stock having a par value of $.01 per share (the "Common Stock"), and 50,000,000 of such shares shall be Preferred Stock, having a par value of $.01 per share (the "Preferred Stock").

  4.2.    Common Stock

          4.2.1.    Relative Rights

                The Common Stock shall be subject to all of the rights, privileges, preferences and priorities of any series of Preferred Stock as set forth in this Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) or the resolutions of the Board of Directors establishing such series of Preferred Stock. Each share of the Common Stock shall have the same relative rights as and be identical in all respects to all the other shares of the Common Stock.

          4.2.2.    Dividends

                Subject to any rights to receive dividends to which the holders of the shares of any other class or series of stock may be entitled, the holders of shares of Common Stock shall be entitled to receive dividends, if and when declared payable from time to time by the Board of Directors, from any funds legally available therefor. Any dividends on the Common Stock will not be cumulative.

          4.2.3.    Dissolution, Liquidation, Winding Up

                In the event of any dissolution, liquidation, or winding up of the Corporation, whether voluntary or involuntary, the holders of the Common Stock, and holders of any class or series of stock entitled to participate therewith or in preference thereto, in whole or in part, as to the distribution of assets in such event, shall be entitled to participate in the distribution of any assets of the Corporation remaining after the Corporation shall have paid, or provided for payment of, all debts and liabilities of the Corporation and after the Corporation shall have paid, or set aside for payment, to the holders of any class of stock having preference over the Common Stock in the event of dissolution, liquidation or winding up the full preferential amounts (if any) to which they are entitled.

          4.2.4.    Voting Rights

                Except as otherwise required by law, or as otherwise fixed by resolution or resolutions of the Board of Directors with respect to one or more series of Preferred Stock, the entire voting power and all voting rights shall be vested exclusively in the Common Stock, and each stockholder of the Corporation who at the time possesses voting power for any purpose shall be entitled to one vote for each share of such stock standing in his or her name on the books of the Corporation on all matters on which stockholders generally are entitled to vote; provided, however, that the voting rights of Common Stock are denied to any ~~stockholder~~person while such stock is purportedly held or has been purportedly acquired by such ~~stockholder~~person in violation of any provision of this Certificate of Incorporation, the Bylaws, any stockholders' agreement, benefit plan, any other Corporation document or policy, or applicable law; and provided further, however, that, except as otherwise required by law, holders of Common Stock~~,~~ shall not be entitled to vote on any amendment to this Certificate of Incorporation that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation or pursuant to the Delaware General Corporation Law. Each holder of shares of the Common Stock may exercise its vote either in person or by proxy. The holders of Common Stock shall not have cumulative voting rights.

          4.2.5.    No Consent of Stockholders in Lieu of Meeting

                Actions required to be taken at any annual or special meeting of stockholders of the Corporation, or any action which may be taken at any annual or special meeting of the stockholders, may not be taken by written consent of stockholders in lieu of a meeting.

  4.3.
  Restriction on ~~Sales~~Transfers by Certain Holders

                    ~~4.3.1.    Transfer by Corporation.    Unless (i) approved by the Board of Directors and the holders of a majority of shares entitled to vote thereon and represented at a meeting of stockholders, or (ii) as otherwise provided in this Article 4, the Corporation shall not sell, assign, pledge, transfer or otherwise dispose of or encumber (collectively, a "Transfer") any of its Common Stock, directly or indirectly (including through an employee benefit trust), to any person other than an employee or director of, or consultant to, or an employee benefit trust of, the Corporation or any of its affiliates.~~

                    ~~4.3.2.    Transfer by Holders.~~    Except for sales in the limited market maintained by the Corporation ~~and as~~or as otherwise provided for in the Bylaws, no ~~holder of shares of Common Stock may Transfer~~employee or director of, or consultant to, or employee benefit plan or employee benefit trust of, the Corporation (or former employee or director of, or consultant to, the Corporation) may sell, assign, pledge, transfer or otherwise dispose of or encumber (collectively, a "Transfer") any shares of Common Stock without the prior written approval of the Corporation, and any attempt to Transfer such shares except in such limited market or as otherwise provided for in the Bylaws or without such prior written approval shall be null and void. ~~All shares Transferred with the Corporation's prior written approval pursuant to this Section 4.3.2 and the Bylaws shall continue to be subject to this Article 4 and the Bylaws, further transfers of the shares can be made only in accordance with this Article 4 and the Bylaws, and each transferee is required to execute an agreement to be bound by the terms of this Article 4 and the Bylaws.~~

  4.4.    Preferred Stock

        ~~The Board of Directors is authorized,~~ Subject to limitations prescribed by the Delaware General Corporation Law and the provisions of this Certificate of Incorporation, ~~to provide~~the Board of Directors may authorize, by resolution or resolutions from time to time and by filing certificates of designations pursuant to the Delaware General Corporation Law, ~~for~~ the issuance by the Corporation of shares of the Preferred Stock in one or more series, to establish from time to time the number of shares to be included in each such series, to fix the voting powers, designations, preferences and relative, participating, optional or other special rights of the shares of each such series of the Preferred Stock and to fix the qualifications, limitations or restrictions thereof.

                4.4.1.    Authority.    The authority of the Board of Directors with respect to each series of Preferred Stock shall include, but not be limited to, determination of the following:

    (1)
    the number of shares constituting that series and the distinctive designation of that series;

    (2)
    the dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

    (3)
    whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

    (4)
    whether that series shall have conversion or exchange privileges, into Common Stock or otherwise, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;

    (5)
    whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

    (6)
    whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

    (7)
    the rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series; and

    (8)
    any other relative powers, preferences, and rights of that series, and qualifications, limitations or restrictions on that series as the Board of Directors shall determine.

  4.5.    No Preemptive Rights

        No stockholder of this Corporation shall have any preemptive rights to purchase any shares to be sold or issued by the Corporation, either of the presently existing classes or a class established in the future whether the issuance be as original sale or distribution or sale or distribution of treasury stock, except as such rights are provided pursuant to contract.

  4.6.    Corporation's Right to Repurchase

        This Corporation shall have the right to purchase, take, receive, or otherwise acquire its own stock to the extent and in any manner allowed under applicable law.

Article 5.    BOARD OF DIRECTORS

  5.1.    Number

        Except as otherwise provided in Section 5.6, the number of directors of the Corporation shall be fixed by the Board of Directors in the manner provided in the Bylaws. Unless and except to the extent that the Bylaws of the Corporation shall otherwise require, the election of directors of the Corporation need not be by written ballot. Each director of the Corporation shall be entitled to one vote per director on all matters voted or acted upon by the Board of Directors.

  5.2.    Election

                5.2.1.    Vote Required.    Each nominee for director shall be elected in the manner provided in the Bylaws of the Corporation.

                5.2.2.    Notice.    Advance notice of stockholder nominations for the election of directors shall be given in the manner and to the extent provided in the Bylaws of the Corporation.

  5.3.    Composition

        The Board of Directors shall take all actions necessary to ensure that directors who are then employees of the Corporation ("Employee Directors") constitute a majority of the Board of Directors at all times. Without limiting the foregoing, the Board of Directors shall, to the fullest extent permitted by law, (i) nominate sufficient Employee Directors for election by the stockholders of the Corporation, (ii) increase or decrease the size of the Board of Directors and (iii) fill any vacancy or newly created directorship occurring on the Board of Directors, in each case, in a manner that ensures that the composition of the Board of Directors complies with this Section 5.3. Any Employee Director who is terminated, retires or resigns from his or her position as an employee of the Corporation or otherwise ceases to be an employee of the Corporation shall automatically cease to be qualified as a director of the Corporation, and such director's term as a director shall automatically terminate and the vacancy created thereby shall be filled in accordance with this Section 5.3.

        ~~The Board of Directors shall determine from time to time the number of directors who shall be employees of the Corporation and the number of directors who shall be outside directors, provided that employees of the Corporation shall constitute a majority of the Board of Directors at all times.~~

  5.4.    Classification, Terms, and Vacancies

                5.4.1.    Classes and Terms.    Subject to any special rights of the holders of any outstanding series of Preferred Stock to elect directors (the "Preferred Stock Directors"), the Board of Directors (other than any Preferred Stock Directors) shall be divided into three classes, designated Class I, Class II and Class III. Class I directors shall initially serve until the 2014 annual meeting of stockholders, Class II directors shall initially serve until the 2015 annual meeting of stockholders, and Class III directors shall initially serve until the 2016 annual meeting of stockholders, with each director to hold office until his or her successor shall have been duly elected and qualified. At each annual meeting of stockholders commencing with the 2014 annual meeting of stockholders, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election, with each director to hold office until his or her successor shall have been duly elected and qualified. ~~Upon the effectiveness of the Certificate of Amendment of the Certificate of Incorporation of the Corporation containing this paragraph, the Board of Directors is authorized to assign members of the Board of Directors already in office to Class I, Class II or Class III.~~

                5.4.2.    Vacancies.    Subject to ~~any special~~the rights of the holders of any ~~outstanding~~one or more series of Preferred Stock ~~to elect directors,~~then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause shall, unless otherwise provided by law ~~or by resolution of the Board of Directors~~, be filled ~~only by a majority~~solely by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum ~~(and not by stockholders), and directors~~of the Board of Directors, and in accordance with Section 5.3 hereof. Any director so chosen shall ~~serve for a term expiring at the annual meeting of stockholders at which the term of office~~hold office until the next election of the class ~~to~~for which ~~they~~such director shall have been chosen ~~expires, with each director to hold office~~and until his or her successor shall ~~have been duly~~be elected and qualified. ~~In filling vacancies, the Board of Directors shall not appoint any director who failed to receive a majority of the votes cast at the last meeting of the stockholders at which directors were elected and at which such director was nominated for election.~~

                5.4.3.  No decrease in the authorized number of directors shall shorten the term of any incumbent director.

  5.5.    Removal

        No director of the Corporation may be removed from office as a director by vote or other action of the stockholders or otherwise except for cause, and then only by the affirmative vote of the holders of at least sixty six and two thirds percent (66 2/3%) of the total voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class. Notwithstanding the foregoing, whenever holders of outstanding shares of one or more series of Preferred Stock are entitled to elect members of the Board of Directors, any such director of the Corporation so elected may be removed in accordance with the provisions of this Certificate of Incorporation (including any certificate of designations ~~relation~~relating to any series of Preferred Stock) or the resolutions of the Board of Directors establishing such series of Preferred Stock.

  5.6.    Preferred Stock Directors

                5.6.1.  During any period when the holders of any series of Preferred Stock have the right to elect additional directors, upon commencement and for the duration of the period during which such right continues: (i) the then otherwise total authorized number of directors of the Corporation shall automatically be increased by such specified number of directors, and the holders of such Preferred Stock shall be entitled to elect the additional directors so provided for or fixed pursuant to said provisions (provided that following any such election, Employee Directors shall constitute a majority of the Board of Directors in accordance with Section 5.3 hereof) and (ii) each such additional director shall serve until such director's successor shall have been duly elected and qualified, or until such director's right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to his or her earlier death, disqualification, resignation or removal.

                5.6.2.  Except as otherwise provided by the Board of Directors in the resolution or resolutions establishing such series, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such stock, the terms of office of all such additional directors elected by the holders of such stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate and the total authorized number of directors of the Corporation shall be reduced accordingly.

  5.7.    Powers

        Except as otherwise expressly provided by the Delaware General Corporation Law or this Certificate of Incorporation, the business and affairs of the Corporation shall be managed by, or under the direction of, its Board of Directors.

  5.8.    Expanded Constituency

        To the fullest extent permitted by law, the Board of Directors, in discharging its duties, may consider both the short term and long term interests of the Corporation, taking into account, and weighing as the directors deem appropriate, the effects of an action on the Corporation's stockholders, employees, suppliers and customers and the communities in which offices or other facilities of the Corporation are located and any other factors the directors consider pertinent.

Article 6.    LIABILITY OF DIRECTORS AND INDEMNIFICATION

  6.1.    Limitation of Liability

        To the fullest extent permitted by law, no director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that this provision shall not eliminate or limit the liability of a director (a) for any breach of the director's duty of loyalty to the Corporation or its stockholders; (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (c) under Section 174 of the Delaware General Corporation Law; or (d) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of this ~~Article~~Section 6.1 shall be prospective only and shall not adversely affect any right or protection of, or any limitation of the liability of, a director of the Corporation existing at, or arising out of facts or incidents occurring prior to, the effective date of such repeal or modification. If the General Corporation Law of the State of Delaware is amended to further eliminate or limit the personal liability of directors, then the liability of the directors of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended.

  6.2.    Indemnification

        The Corporation shall, to the fullest extent permitted by the Delaware General Corporation Law, as the same may be amended and supplemented, indemnify any and all of its directors and officers under the Delaware General Corporation Law from and against any and all of the expenses, judgments, fines, amounts paid in settlement, liabilities or other matters referred to in or covered by the Delaware General Corporation Law ~~(including for actions of any such director in the capacity of an officer of the Corporation, if applicable)~~, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such ~~persons~~person's official capacity and as to action by reason of the fact that such person, or a person for whom such person is the legal representative, is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, limited liability company, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, while holding such office, and shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such a person.

  6.3.    Amendment or Repeal.

        Any amendment, alteration or repeal of this Article 6 or the Delaware General Corporation Law that adversely affects any right of a director or officer shall be prospective only and shall not limit or eliminate any such right with respect to any proceeding involving any occurrence or alleged occurrence of any action or omission to act that took place prior to such amendment or repeal.

Article 7.    AMENDMENT OF BYLAWS

        In furtherance and not in limitation of the powers conferred by the Delaware General Corporation Law, the Board of Directors is expressly authorized and empowered to adopt, amend and repeal the Bylaws of the Corporation. In addition to any requirements of law and any other provision of this Certificate of Incorporation or the Bylaws of the Corporation, and notwithstanding any other provision of this Certificate of Incorporation, the Bylaws of the Corporation or any provision of law which might otherwise permit a lesser vote or no vote, the affirmative vote of the holders of at least sixty six and two thirds percent (66 2/3%) of the total voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders to adopt, amend or repeal any Bylaw of the Corporation.

Article 8.    ~~[INTENTIONALLY OMITTED.]~~ FORUM FOR ADJUDICATION OF DISPUTES

        Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation's stockholders, (iii) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law, this Certificate of Incorporation or the Bylaws of the Corporation, or (iv) any action asserting a claim governed by the internal affairs doctrine. Any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article 8.

Article 9.    RESERVATION OF RIGHT TO AMEND CERTIFICATE OF INCORPORATION

        The Corporation reserves the right at any time, and from time to time, to amend, alter, change, or repeal any provision contained in this Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences, and privileges of any nature conferred upon stockholders, directors, or any other persons by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this Article 9.

IF YOU ARE NOT A PARTICIPANT IN THE CH2M HILL RETIREMENT AND
TAX-DEFERRED SAVINGS PLAN PLEASE DISREGARD THIS LETTER

CH2M HILL Companies, Ltd.
Participant Notice
Retirement and Tax-Deferred Savings Plan

January 16, 2015

Dear Plan Participant:

        The enclosed Proxy Statement and Confidential Voting Instructions have been furnished by CH2M HILL Companies, Ltd. in conjunction with the Special Meeting of Stockholders of CH2M HILL Companies, Ltd. to be held on February 19, 2015, to consider several amendments to CH2M HILL's Certificate of Incorporation.

        While only the Trustee of the CH2M HILL Companies, Ltd. Retirement and Tax-Deferred Savings Plan can actually vote the shares of CH2M HILL Companies, Ltd. stock (Company Stock) held in the Plan, you, as a participant or a beneficiary with Company Stock credited to your account under the Plan as of January 8, 2015 (the record date for the special meeting) and a named fiduciary under the Plan, are entitled to instruct the Trustee of the Plan with respect to the following:

  1.
  The voting of Company Stock allocated to your account under the Plan on the record date.

  2.
  The voting of a pro-rata portion of Company Stock (based upon the ratio of the amount of Company Stock in your account under the Plan and the total amount of Company Stock in the Plan) allocated to the accounts under the Plan of other participants and beneficiaries for which no instructions are received.

        A named fiduciary is a person who under Employee Retirement Income Security Act of 1974 has the authority and responsibility (if he or she chooses to exercise it) to instruct the trustee of a plan regarding specific investments. Consequently, because of the provisions of the Plan, the Plan participant as a named fiduciary may (if he or she chooses) instruct the Trustee of the Plan as to how to vote shares of Company Stock allocated to his or her own Plan account and how to vote a pro-rata portion of those shares of Company Stock which are not voted by participants with such shares allocated to their accounts.

        If your voting instructions are not timely received, the Trustee will vote the Company Stock allocated to your account under the Plan and uninstructed Company Stock in the aggregate in accordance with timely instructions received from other Plan participants acting as named fiduciaries under the Plan. If the Voting Instruction Form is received after 11:59 p.m., Eastern Standard Time, on February 15, 2015, the Trustee cannot ensure that your voting instructions will be followed.

        It should be noted that your instructions to the Trustee are strictly confidential. Under no circumstances will the Trustee or any of their agents disclose to CH2M HILL Companies, Ltd. or any other party how, or if, you voted. The Trustee will supervise and control the distribution of all materials to Plan participants and the receipt of all voting instruction forms and will not disclose to any outside party the name and address of any Plan participant. You may, therefore, feel completely free to instruct the Trustee to vote these shares in the manner you think best.

        If you have any questions regarding the information provided to you, you may contact Erik Ammidown, Plan Administrator, 9191 South Jamaica Street, Englewood, CO 80112, (720) 286-0163.

Trustee of the CH2M HILL Companies, Ltd. Retirement and Tax-Deferred Savings Plan

CH2M HILL COMPANIES, LTD.

IMPORTANT SPECIAL MEETING INFORMATION

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside of the designated areas. ☒

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the internet or telephone must be received by 11:59 p.m., Eastern Time, on February 15, 2015.

Vote by Internet

•    Go to www.envisionreports.com/ch2m

•    Or scan the QR code with your smartphone

•    Follow the steps outlines on the secure website

Vote by telephone

•    Within USA, US territories & Canada, call toll free 1-800-652-VOTE (8683) on a touch tone phone. There is NO CHARGE to you for the call.

•    Outside USA, US territories & Canada, call 1-781-575-2300 on a touch tone telephone. Standard rates will apply.

•    Follow the instructions provided by the recorded message.

Special Meeting Proxy Card

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A   Proposals — The Board of Directors recommends you vote FOR proposals 1, 2 and 3.

		For	Against	Abstain

1.	To approve an amendment to the Certificate of Incorporation of CH2M HILL to facilitate third party investments in CH2M HILL’s common and preferred stock.	☐	☐	☐

2.	To approve an amendment to the Certificate of Incorporation of CH2M HILL to strengthen certain defensive measures to protect the independence of CH2M HILL, along with certain ancillary amendments.	☐	☐	☐

3.	To approve an amendment to the Certificate of Incorporation of CH2M HILL to designate the Delaware Chancery Court as the exclusive forum for certain legal actions.	☐	☐	☐

B   Non-Voting Items

Change of Address — Please print new address below.	Comments — Please print your comments below.

C   Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign as name appears hereon.
Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

Important notice regarding the internet availability of proxy materials for the Special Meeting of Stockholders.

The Notice of Meeting and Proxy Statement are available free of charge at www.edocumentview.com/ch2m.

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — CH2M HILL COMPANIES, LTD.

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

JANUARY 16, 2015

The undersigned shareholder of CH2M HILL COMPANIES, LTD. (the Company) hereby appoints Jacqueline C. Hinman, Thomas M. McCoy, and Gary L. McArthur, and each of them, with full power of substitution to each, the true and lawful attorneys, agents and proxyholders of the undersigned and hereby authorizes them to represent and vote, as specified herein, all of the shares of Common Stock of the Company held of record by the undersigned on January 8, 2015, at the Special Meeting of Stockholders of the Company to be held on February 19, 2015 at 9 a.m. (Mountain Standard Time) at 9191 South Jamaica Street, Englewood, Colorado 80112 and any adjournment or postponement thereof.

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, FOR PROPOSALS 1, 2, AND 3, AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

(Continued and to be marked, dated and signed, on the other side)